SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[x]	Soliciting Material Under Rule 14a-12

Cliffs Natural Resources, Inc.

(Name of Registrant as Specified In Its Charter)

Casablanca Capital LP

Donald G. Drapkin

Douglas Taylor

Celso Lourenco Goncalves

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On February 12, 2014, Casablanca submitted a letter (the "Letter") to Cliffs Natural Resources Inc. (the "Issuer") indicating its intent to nominate a number of persons for election as directors at the 2014 annual meeting of shareholders of the Issuer (the "Annual Meeting") that, if elected, would constitute at least a majority of the board of directors of the Issuer (the "Board").

Also on February 12, 2014, Casablanca issued a press release (the "Press Release") announcing its intention to nominate a majority of directors for election to the Board, including Mr. Goncalves, and expressing its support of Mr. Goncalves as Chief Executive Officer of the Issuer. The foregoing summary of the Press Release is qualified in its entirety by reference to the full text of the Press Release, a copy of which is attached hereto as Exhibit 1 and is incorporated by reference herein.

Also on February 12, 2014, Casablanca filed an amendment to its Schedule 13D ("Amendment No. 1") with respect to the Company, in which the reporting persons therein disclosed Casablanca's delivery of the Letter (filed as an exhibit to Amendment No. 1) and the issuance of the Press Release. The disclosure set forth in Item 4 of Amendment No. 1 and a copy of the Letter filed therewith are filed herewith as Exhibit 2 and Exhibit 3, respectively.

In addition, information regarding the participants in a solicitation of proxies of shareholders of the Company in connection with the 2014 annual meeting is filed herewith as Exhibit 4.